As filed with the Securities and Exchange Commission on April 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTMAN CHEMICAL COMPANY

(Exact name of registrant specified in its charter)

Delaware	62-1539359
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 South Wilcox Drive

Kingsport, Tennessee 37662

(Address of principal executive offices)

Eastman Chemical Company 2017 Omnibus Stock Compensation Plan

Eastman Chemical Company 2021 Omnibus Stock Compensation Plan

(Full title of the plans)

Clark L. Jordan

Vice President, Legal and Corporate Secretary

Eastman Chemical Company

P.O. Box 511

Kingsport, Tennessee 37662

Telephone: (423) 229-2000

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Eastman Chemical Company (the “Company”) 2017 Omnibus Stock Compensation Plan and 2021 Omnibus Stock Compensation Plan (together, the “Plans”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company files annual, quarterly, and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “Commission”). These filings with the Commission are available on the Commission’s website at www.sec.gov and on the Company’s website at www.eastman.com as soon as reasonably practicable after electronic filing of such material with, or furnishing to, the Commission. However, the information on the Company’s website is not incorporated by reference herein, and is not a part of this prospectus, any prospectus supplement or other filings with the Commission.

The Commission allows “incorporation by reference” of the information filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that is subsequently filed with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents set forth below (File No. 1-12626) that have been previously filed with the Commission:

(1) Annual Report on Form 10-K filed on February 25, 2022, for the year ended December 31, 2021; and

(2) The description of capital stock in Form 10/A, originally filed with the Commission on December  9, 1993, as the description therein has been updated and superseded by the description of the Company’s capital stock contained in Exhibit 4.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on February 26, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents that the Company subsequently files pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the Commission, will be deemed to be incorporated by reference herein from the time of the filing of such reports and documents. Any statement made herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Limitation on Liability of Directors. Pursuant to authority conferred by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), Article VIII of the Company’s amended and restated certificate of incorporation eliminates the personal liability of the Company’s directors to it or its stockholders for monetary damages for breach of fiduciary duty. Directors remain liable for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances and (iv) any transaction from which directors derive an improper personal benefit.

Article VIII of the Company’s amended and restated certificate of incorporation further provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment. Article VIII of the Company’s amended and restated certificate of incorporation also incorporates any future amendments to Delaware law that further eliminate or limit the liability of directors.

Indemnification and Insurance. In accordance with Section 145 of the DGCL, which allows and, in some cases, requires the indemnification of directors and officers under certain circumstances, Article VII of the Company’s amended and restated certificate of incorporation and certain provisions of its amended and restated bylaws grant the Company’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors, trustees, officers, employees or agents of another corporation or of a partnership, joint venture, trust or other enterprise. Section VI of the Company’s amended and restated bylaws further provides that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article VII of the Company’s amended and restated certificate of incorporation or otherwise.

In addition, Article VII of the Company’s amended and restated certificate of incorporation provides that directors and officers shall be indemnified to the fullest extent not prohibited by Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article VII of the Company’s amended and restated certificate of incorporation allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the Company and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim for indemnification under Article VII of the Company’s amended and restated certificate of incorporation is not paid in full by the Company or an advancement of expenses is not made by the Company within a prescribed period of time and a suit is filed in relation thereto, the Company’s amended and restated bylaws entitle the indemnitee to recover the expense of prosecuting or defending such suit if the indemnitee is successful in whole or in part. The Company’s amended and restated bylaws also entitle the indemnitee to recover the expense of defending a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking if the indemnitee is successful in whole or in part. The amended and restated bylaws also entitle the Company to recover advanced expenses upon final adjudication that the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the DGCL. Under the Company’s amended and restated bylaws, the burden of proving that the indemnitee is not entitled to be indemnified lies with the Company.

Article VII of the Company’s amended and restated certificate of incorporation further provides that the right to indemnification is not exclusive of any other right which any indemnitee may have or thereafter acquire under any statute, the Company’s amended and restated certificate of incorporation or amended and restated bylaws, any agreement or vote of stockholders or disinterested directors or otherwise, and permits, but does not require, the Company to indemnify and advance expenses to its agents and employees to the same (or any lesser or greater) extent as directors and officers. The amended and restated bylaws provide that the Company shall indemnify and advance expenses to employees to the same extent as to directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company’s amended and restated bylaws authorize the Company to purchase insurance for directors, officers, trustees, employees or agents of the Company or another enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such persons against such expense or liability under the DGCL. The

Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and certain of its executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims regarding (i) the act or failure to act in Indemnitee’s capacity as a director, officer, employee or agent of the Company (or any other entity as to which Indemnitee is serving in such capacity at the Company’s request); (ii) in respect of any transaction or other activity of the Company or such other entity; and (iii) Indemnitee’s status as a director, officer, employee or other representative of the Company or such other entity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Company’s amended and restated certificate of incorporation or amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Eastman Chemical Company (incorporated herein by reference to Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

4.2	Amended and Restated Bylaws of Eastman Chemical Company (incorporated herein by reference to Exhibit 3.02 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017)

5.1 +	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company

23.1 +	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2 +	Consent of PricewaterhouseCoopers LLP

24.1 +	Power of Attorney

99.1	Eastman Chemical Company 2017 Omnibus Stock Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2017 Annual Meeting of Stockholders filed on March 23, 2017)

Exhibit Number	Description

99.2	Eastman Chemical Company 2021 Omnibus Stock Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2021 Annual Meeting of Stockholders filed on March 25, 2021, and amended on April 13, 2021)

107 +	Filing Fee Table

+    Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee on April 4, 2022.

EASTMAN CHEMICAL COMPANY

By:	/s/ Clark L. Jordan *
Name:	Clark L. Jordan
Title:	Vice President, Legal and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 4, 2022.

Signature	Title

/s/ Mark J. Costa Mark J. Costa	Chief Executive Officer and Director (Principal Executive Officer)

/s/ William T. McLain, Jr. William T. McLain, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michelle R. Stewart Michelle R. Stewart	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

* Humberto P. Alfonso	Director

* Brett D. Begemann	Director

* Edward L. Doheny II	Director

* Julie F. Holder	Director

* Renée J. Hornbaker	Director

* Kim Ann Mink	Director

* James J. O’Brien	Director

Signature	Title

* David W. Raisbeck	Director

* Charles K. Stevens III	Director

*	Clark. L. Jordan also signs on behalf of the noted individuals pursuant to the power of attorney filed as Exhibit 24.1.